Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-232498) and related prospectus of Forty Seven, Inc. for the registration of up to $250,000,000 of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 28, 2019 with respect to the financial statements of Forty Seven, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 11, 2019